Exhibit 5.2

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

September 12, 2025

Gladstone Capital Corporation

1521 Westbranch Drive

Suite 100

McLean, Virginia 22102

Re:	Registration Statement on Form N-2 (File No. 333-275934)

Ladies and Gentlemen:

We have served as Maryland counsel to Gladstone Capital Corporation, a Maryland corporation (the “Company”) and a business development company under the Investment Company Act of 1940, as amended, in connection with certain matters of Maryland law arising out of the issuance by the Company of up to $149,500,000 in aggregate principal amount of its 9.875% Convertible Notes due 2030 (the “Notes”), including up to $19,500,000 in aggregate principal amount of the Notes pursuant to an option to purchase, covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Notes are to be issued in an underwritten public offering pursuant to a Prospectus Supplement, dated September 9, 2025 (the “Prospectus Supplement”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement, and the related form of prospectus included therein, in the form filed by the Company with the Commission under the 1933 Act;

2. The Prospectus Supplement, in the form filed by the Company with the Commission pursuant to Rule 497 under the 1933 Act;

3. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4. The Bylaws of the Company, as amended, certified as of the date hereof by an officer of the Company;

5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Gladstone Capital Corporation

September 12, 2025

6. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company and a duly authorized committee thereof relating to the authorization of (a) the issuance of the Notes and the shares (the “Conversion Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of the Company issuable upon conversion of the Notes and (b) the execution, delivery and performance by the Company of the Note Documents (as defined herein), certified as of the date hereof by an officer of the Company;

7. The Indenture, dated as of November 6, 2018 (the “Base Indenture”), by and between the Company and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”);

8. The Sixth Supplemental Indenture, dated as of September 12, 2025 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee;

9. The Global Note, dated as of September 12, 2025 (the “Note” and, together with the Indenture, the “Note Documents”), made by the Company, representing the Notes;

10. A certificate executed by an officer of the Company, dated as of the date hereof; and

11. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

Gladstone Capital Corporation

September 12, 2025

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. Upon the issuance of any of the Conversion Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Note Documents have been duly authorized by all necessary corporate action on the part of the Company. The Notes have been duly authorized for issuance by the Company.

3. The Note Documents have been duly executed and delivered by the Company.

4. The issuance of the Conversion Shares has been duly authorized and, when and if issued upon conversion of the Notes in accordance with the Registration Statement, the Resolutions and the Indenture, the Conversion Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or the laws of any other state. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Gladstone Capital Corporation

September 12, 2025

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP